Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of The Charles Schwab Corporation and management’s report on the effectiveness of internal control over financial reporting dated February 28, 2005, appearing in The Charles Schwab Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP
San Francisco, California
February 3, 2006